UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (03-04)

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Notice of Annual Meeting

and

Proxy Statement

2013

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Cranbury, NJ 08512

April 23, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Innophos Holdings, Inc., our seventh as a publicly traded company. The meeting is scheduled to be held at 9:00 AM EDT on May 17, 2013, at the Crowne Plaza Hotel, located at 390 Forsgate Drive, Jamesburg, New Jersey 08831.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or Internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randolph Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2013 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	May 17, 2013

Time:	9:00 AM EDT

Place:	Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831

Purposes:	1. Election of six (6) members of the Board of Directors for terms extending until the next Annual Meeting;

2. Ratification of selection of an independent registered public accounting firm; and

3. Proposal for advisory vote on approval of the compensation of Named Executives

Who Can Vote:	Stockholders of record at the close of business on April 8, 2013.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•      If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•      If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 23, 2013	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2013 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April [ ], 2012 to the Company’s stockholders of record on April 8, 2013. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2013 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 17, 2013.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three Company officers, Messrs. William N. Farran, Neil Salmon, and James A. Testa, appointed by the Board and named on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of April 8, 2013.

How many shares of Common Stock may vote at the Meeting?

As of April 8, 2013, there were 21,955,929 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record.”

If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1 –	Requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2 –	Requires a majority of the votes cast at the Meeting to be adopted.

Proposal 3 –	Requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie Partners, Inc. $5,000, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie Partners, Inc., a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than March 17, 2013, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2014 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2014 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on January 17, 2014. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 nor more than 90 days in advance of our 2014 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2014 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2014 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than February 17, 2014 and no later than March 18, 2014. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

The Board currently consists of seven directors, six of whom are independent. During 2012, the Board and its standing committees held a total of 17 meetings (5 Board and 12 committee) and took action by written consent in lieu of meetings a total of 5 times. The directors’ attendance at meetings of the Board and committees was 100% in 2012. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2012 annual meeting of stockholders, except for director Stephen Zide who did attend the annual organizational meeting of the Board immediately following.

Mr. Zide, who has served on the Board since the Company was founded in 2004, has indicated he will not stand for re-election this year and, accordingly, will retire from the Board with the 2013 Annual Meeting. The Board has determined to maintain its size at seven directors and is in the process of developing and recruiting candidates to replace Mr. Zide. The Board expects to complete its search before the 2014 Annual Meeting and, as permitted by our by-laws, may in the interim elect a candidate who will be presented for re-election by the stockholders at that meeting.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board determines whether directors and nominees for election as directors are independent in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide a number of specific exclusions based on business and/or family relationships from being considered independent.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rules; (ii) meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. From November 2006 through 2012, the Company complied on a timely basis with all SEC and NASDAQ Stock Market rules relating to the composition of the Board and committees as those rules became applicable. At the present time, the Company remains in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership from time to time in the future.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since its formation in 2004, Mr. Gress has served as President and Chief Executive Officer of the Company and also acted in the capacity of Board chair before being formally elected as Chairman in November 2006. However, all other directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created a new office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the amended by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities on the Board and its committees concerning, among other things, meetings, information flow, agenda setting and management oversight.

In connection with the creation of the office, the Board elected Gary Cappeline, an independent director, to serve as the first LID. Mr. Cappeline has served on each of the Board’s three standing committees, has chaired the Audit Committee and currently chairs the Compensation Committee. He was re-elected as the LID at the 2012 annual organizational meeting of the Board to serve until the 2013 annual organizational meeting of the Board.

The Company was organized and began independent operation of an existing business in August 2004. In November 2006, it became a publicly traded entity. In the ensuing year, the Board reviewed the governance issues and principles relating to the existing combination of the offices of chief executive and chairman and concluded that the interests of the Company and its stockholders were best served by creating the new office of the LID and electing a qualified candidate to that office. Among factors that supported that conclusion were the following: (i) the Board believed the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there was no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there was a concern that dividing the roles could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already was implementing alternative measures to strengthen Board independence and oversight (for example, the Board was being expanded solely with independent directors, Board committees were all being chaired by independent directors, and at Board and committee meetings, time was being allocated for independent directors to meet in executive session without management personnel present); and (v) although trends favored increased oversight by independent boards of directors, potential benefits of splitting the roles could be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at anytime to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversee and monitor the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and committees. The Board has adopted an Enterprise Risk Management Policy, or ERMP, for the Company providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company Enterprise Risk Management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at anytime, the full Board itself devotes at least one session annually (normally in May or June in connection with its annual organizational meeting) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. It does so on a full two year review cycle and on a one year interim cycle involving detailed updates, normally in conjunction with the timing of annual insurance coverage renewals. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Nominating & Corporate Governance Committee—this Board committee is generally responsible for the oversight of risk exposures not specifically delegated to the other Board committees and works directly with the Chief Risk Officer, or CRO, who is an executive officer of the Company. In practice, it is expected that the greater part of the Board-related ERMP activities will be conducted through this committee.

•

Audit Committee—this Board committee is generally responsible for oversight dealing with risk exposure arising from or relating to the Company’s financial reporting and financial controls. In this area, the committee is supported by Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•

Management’s Ethics and Governance Committee / Chief Executive Officer. This committee chaired by the CEO comprises a number of other senior executives and managers including the CRO and is the primary management tool to oversee management responsibilities with regard to risk. It is aligned with the Board through the Nominating & Corporate Governance Committee.

•

Management’s Leadership Team. This group, chaired by the CEO and comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the CRO. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

•

Chief Risk Officer. This office, currently held by the Vice President-Research and Development, provides leadership and guidance to the organization, and ultimately to the Board, with respect to ERMP processes. The CRO, assisted by insurance and loss prevention personnel, applies policies, frameworks, methodologies and tools in the areas of risk identification, risk assessment, risk response and risk monitoring to fulfill the responsibilities of (i) developing and implementing enterprise-wide risk reporting, (ii) ensuring consistent application of the ERMP framework and methodologies, and (iii) developing appropriate methodologies for determination of risk appetite at the Board level.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to our named executives. The Committee believes that, although the larger part of compensation value provided to our named executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. Since the Company became publicly traded in 2006, the bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) generally vest only at the end of multi-year performance cycles, and award levels for each cycle have been based on returns on invested capital (ROIC) or combinations of ROIC with other standards of profitability like growth in contribution margin. The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting or exercisability) generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company (or business unit) financial achievement and fulfillment of individual goals. Historically, the financial goals have been based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), EPS (Earnings Per Share), FCF (Free Cash Flow) and/or WC (Working Capital as a percentage of sales), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out on individual goals if, at a minimum, Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline	X	X*
Linda J. Myrick			X*
Karen Osar	X*	X	X
Amado Cavazos		X	X
John Steitz	X	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available on the Company’s website (www.innophos.com) under the tab “Investor Relations,” and then by selecting “Corporate Governance,” followed by “Documents and Charters.” The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	Code of Ethics

•	Code of Ethics for Senior Financial Officers

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

The principal duties and responsibilities of our standing committees are discussed below.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s financial statements and its financial reporting process;

•	review the effectiveness of the Company’s internal accounting and financial controls;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent auditor (now referred as the independent registered public accounting firm);

•	select the independent registered public accounting firm and monitor its qualifications and independence;

•	review and monitor the Company’s compliance with legal and regulatory requirements;

•	review and discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks;

•	review and investigate matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest;

•	review policies with respect to risk assessment and risk management, including the risk of fraud;

•	review the Company’s annual report, proxy statement and SEC filings (Form 10-K, Form 10-Q, Form 8-K, etc), including Management’s Discussion and Analysis; and

•	prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations.

Of the Committee members, the Board has determined that both Ms. Osar, chair of the Committee, and Mr. Cappeline meet the SEC’s definition of “audit committee financial expert.” All Committee members are “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The principal purpose and responsibility of the Committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend to nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	to develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board Committees;

•	to oversee compliance with ethics policies and consider other matters of corporate and Board governance;

•

review the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership;

•	to assist the Board in its oversight of the Company’s enterprise risk management (“ERM”) process, and prepare the Board for its annual ERM review; and

•	develop and review succession plans of the chief executive officer.

The Committee is to consist of at least two members; however, the Committee currently consists of three members, all of whom are independent.

The Committee will also evaluate candidates for the Board recommended by stockholders. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the Committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The Committee is interested in nominating candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. The Company’s business in recent years has expanded beyond its original focus of specialty phosphate chemical manufacturing in North America to that of an international producer of performance critical and nutritional specialty ingredients for a variety of end markets, including food, beverage, dietary supplement, pharmaceutical, oral care and industrial. The Committee believes persons who can bring demonstrated successful experience in related fields, expertise in relevant disciplines, and who can work diligently, collegially, but with independent criticality, with senior management and fellow Board members will make the most desirable candidates for director. Although it has no specific criteria as to geographic or other diversity among directors or candidates, in recognition of the Company’s significant operations and human resources located in Mexico, the Committee believes it is important to have a presence on the Board reflecting that perspective.

Compensation Committee

The Compensation Committee has a written charter adopted by the Board. The Compensation Committee’s primary purpose and responsibilities are to:

•	review and approve compensation policies, including cash-based and equity-based incentive plans, for the Board and senior executives;

•

approve the annual goals and objectives for the chief executive officer; evaluate the chief executive officer’s performance in light of those goals and objectives; and recommend to the Board the chief executive officer’s compensation level based on this evaluation;

•	review and approve employment agreements, severance agreements or change of control agreements and other compensatory arrangements between the Company and its executive officers;

•	approve, adopt, amend and terminate pension and retirement plans of the Company;

•	approve the parameters of overall compensation policy throughout the entire Company; and

•

produce all reports on executive compensation required on behalf of the Committee or the Board, review all other compensation discussion and analysis disclosure materials, and generally oversee compliance with the compensation reporting requirements of the Securities and Exchange Commission.

The Compensation Committee regularly consults with external, independent consultants that advise it on compensation issues. During 2012, the Compensation Committee engaged Mercer (USA) Inc. (“Mercer”) to provide compensation related services and advice relating to executives. Mercer reported directly to the Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2012 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2012, the Company incurred approximately $193,000 of fees and expenses in respect of executive compensation services performed by Mercer, all of which were in support of the Compensation Committee’s functions. For 2012, the Company and its subsidiaries also expended approximately $215,000 for insurance brokerage and additional advisory services performed by an affiliate of Mercer. Those services were considered ordinary and necessary for the ongoing protection of corporate assets and personnel or in furtherance of strategic development and were not approved by the Board or any committee thereof. The insurance relationship with Mercer’s affiliate originated with the Company’s organization in 2004, was known at the time of Mercer’s retention for executive compensation services in 2012, and is not considered by the Company to present a conflict of interest or adversely affect Mercer’s independence.

Certain new rules applicable to NASDAQ listed issuers such as the Company requiring, among other things, consideration of specific factors affecting independence in the engagement of compensation consultants become effective later in 2013. Although a process with similar considerations was followed when engaging Mercer in early 2012 (with the conclusions already noted above), the Company will apply the new standards to the engagement of its compensation consultants and expects to confirm compliance with the rules in a timely manner.

The Compensation Committee has the final authority to retain and terminate consultants and determines the terms and conditions of those relationships. In their engagements, compensation consultants receive directions from, and consult with, the Committee, as well as senior management. In the course of its duties, the Committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the Committee seeks and considers the information and advice provided by its consultants, decisions by the Committee are ultimately the Company’s responsibility.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Consistent with those objectives and procedures, we pay our directors compensation structured as follows:

Fee Type	Value in $	Notes
Annual Retainer Cash	45,000
Annual Retainer Stock	60,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($15,000 for chair)
Compensation	2,500	($7,500 for chair)
Nominating & Corporate Governance	2,500	($7,500 for chair)
Meeting Fee (for each Board or committee meeting)
Board in person	1,500
Committee in person	1,000
Any telephonic attendance	500

In order to better align the interests of directors with those of the stockholders, we utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (the equivalent of $60,000 in fair market value at time of issue) in actual shares of Company Common Stock following their successful election or re-election at annual meetings. Directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which they are afforded until March 2014 (or five years after first election) to achieve and maintain a level of ownership of Common Stock equal in value to five times the amount of their annual cash retainer (currently $45,000). At the current level of cash retainer and an illustrative price per share of Common Stock of $50, compliance with the policy would require each director to own a minimum of 4,500 shares.

For services rendered as directors in all Board and committee capacities in 2012, we provided for our directors the following compensation:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
Gary Cappeline	87,500	60,014	—	—	—	—	147,514
Amado Cavazos	55,500	60,014	—	—	—	—	115,514
Linda Myrick	52,500	60,014	—	—	—	—	112,514
Karen Osar	75,000	60,014	—	—	—	—	135,014
John Steitz	62,500	60,014	—	—	—	—	122,514
Stephen Zide	—	60,014	—	—	46,500	—	106,514

(1)	On May 28, 2012, the Company issued 1,275 shares of stock to each of our independent directors in payment of their annual stock retainer at $47.07 per share. The stock awards immediately vest.
(2)	Election under deferred compensation plans, excluding interest earnings.

Each of our current directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the Corporate Governance Guidelines and the charters of its three standing committees of the Board. The Guidelines, Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.”

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company to (1) the Board, (2) the committee chairs, or (3) the outside directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable Committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

The Company’s subsidiary, Innophos, Inc., and Albemarle Corporation, of which John Steitz (a director of the Company and Innophos, Inc. since 2009) was an executive officer until July 2012, are parties to a contract originally entered into by their predecessors in 1995, and pursuant to which profits from the sale of a catalyst are shared by the parties. For the year ended December 31, 2012, Innophos derived approximately $18.6 million of revenue from the arrangement. The contractual relationship with Albemarle had been approved and ratified by the Nominating & Corporate Governance Committee following review in accordance with the related person transaction standards referred to above.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the three Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at seven with all the directors’ terms of office set to expire with the 2013 Annual Meeting. As previously indicated, Stephen Zide, who currently serves as a director, will be retiring from the Board with the Meeting, and the vacancy created by Mr. Zide’s retirement is expected to be filled by the Board in the interim after the Meeting. All the directors listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	63
	Director Since:	2007
	Current Committees:	Compensation (Chair) and Audit
	Biography and Other Directorships:	Gary Cappeline is currently the Lead Independent Director. Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Houghton International (a manufacturer of metal working fluids), Shoes for Crews LLC (a manufacturer of slip resistant footwear), and RelaDyne Inc. (a distributor of lubricants and fuels). He previously served as a board and executive committee member of the American Chemistry Council (a chemical industry trade association) and the Board of Unifrax Corporation (a manufacturer of high temperature insulation products).

Amado Cavazos	Age:	68
	Director Since:	2008
	Current Committees:	Compensation and Nominating & Corporate Governance
	Biography and Other Directorships:	Amado Cavazos is a director of Innophos. Mr. Cavazos retired from Du Pont, S.A. de C.V. in 2003 after holding numerous management and executive positions in Mexico, Venezuela, Puerto Rico and USA since 1968. From 1996 to 2003, Mr. Cavazos was Director of Coatings Businesses for Mexico and Central America. He was Group Director of Du Pont Mexico from 1993 to 1995 and Director of Corporate Planning from 1989 to 1993. During this time he represented Du Pont on several Boards of Directors; Nylon de Mexico, Tetraetilo de Mexico, Química Fluor, and Industrias Tecnos. From 1982 to 1987, Mr. Cavazos was Group Director for Du Pont Mexico and COO for three of its joint ventures, reporting directly to the Boards of Directors (Pigmentos y Productos Químicos, La Domincia and Química Fluor). Mr. Cavazos earned a B.S. in Chemical Engineering from Virginia Polytechnic Institute and an M.B.A. from Tecnológico de Monterrey. He served as member of the executive committee 1990-1999 and Chairman 1999-2001 of ANIQ, the chemical manufacturers association of Mexico.

Randolph Gress	Age:	57
	Director Since:	2004
	Current Committees:	None
	Biography and Other Directorships:	Randolph Gress is Chairman of the Board, Chief Executive Officer, President and Director of Innophos. Mr. Gress joined Innophos as Chief Executive Officer and Director at the company’s inception in 2004. He joined Rhodia in 1997 and held various positions including Global President of Rhodia’s Specialty Phosphates business and Vice President and General Manager of the Sulfuric Acid business. Prior to joining Rhodia, Mr. Gress spent 14 years at FMC Corporation where he worked in various managerial capacities in Strategic Planning, Business, Operations, and Supply Chain. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Linda Myrick	Age:	57
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance (Chair)
	Biography and Other Directorships:	Linda Myrick is Biomarkets Program Director & Med-Tech Program Director, R&D, American Air Liquide. Ms. Myrick is responsible for global R&D programs for Food, Pharmaceuticals, Water and Waste Treatment, Biofuels, and Medical Technologies based in Newark, Delaware. She relocated from the Centre de Recherche Claude-Delorme in Paris, France where she spent 3 1/2 years as the R&D Group Manager for Medical Gases for Air Liquide Santé International. She began working for Air Liquide with the acquisition of Scott Specialty Gases, Inc. in 2007 where she was General Manager for Scott Medical Products in Philadelphia, Pennsylvania. Before joining Scott in 2004, she held executive management positions with Rhodia, Inc. from 2001 including Vice President & General Manager—North America, Home, Personal Care & Industrial Ingredients, and Vice President & General Manager—North America, Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held positions in marketing, strategic planning and general management with FMC Corporation. Since 2006, she is an independent Director for Innophos, Inc., a publicly traded specialty phosphates and minerals corporation, and previously served as an independent Director for Berwind Pharmaceutical Services, Inc., a company providing pharmaceutical coatings and excipients. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware, where she is a member of the Alumni Association and the Chemical Engineering Advisory Board. She has an M.B.A. from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	63
	Director Since:	2007
	Current Committees: Biography and Other Directorships:	Audit (Chair), Compensation, and Nominating & Corporate Governance
		Karen Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut from 2004 through Chemtura’s formation in 2005 (and from 2004 was Executive Vice President of a predecessor company) until her retirement in March 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director of Webster Financial Corporation, a bank holding company, since 2006 and SAPPI Ltd., a global pulp and paper company whose shares are listed on the New York Stock Exchange.

John Steitz	Age:	54
	Director Since:	2009
	Current Committees:	Audit and Compensation
	Biography and Other Directorships:	John Steitz is President and Chief Executive Officer of Avantor Performance Materials, a global leader in performance materials and chemistries, and has held that position since August 2012. Prior to joining Avantor, Mr. Steitz served as president and chief operating officer of Albemarle Corporation, where during his tenure he led global expansion into China, Russia, South America and the Middle East. He also managed several strategic acquisitions and integrations, while restructuring Albemarle’s R&D function to improve the company’s vitality in new product offering and revenues. Before joining Albemarle, Mr. Steitz spent twenty years at Mallinckrodt, Inc., holding a variety of positions of increasing responsibility and eventually served as vice president and general manager of Mallinckrodt’s pharmaceutical chemicals division.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates, all of whom are being proposed for re-election were the following:

Nominee	Material Factors Considered

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his prior leadership as chair of two Board standing committees, his qualifications as a financial expert for Audit Committee purposes, and his role as the LID which he has held since the creation of that office.

Mr. Cavazos	His experience in numerous managerial positions with a global chemical producer, particular strength in operations and familiarity with the industry environment in Mexico and Latin America.

Mr. Gress	His extensive background and experience as an executive in the specialty chemical industry, his leadership role in the founding of the Company in 2004 and guiding it from leveraged buyout vehicle to publicly traded entity, his experience as chief executive officer of the Company overseeing and expanding its business and developing its leadership structure for nearly nine years and his right under an employment contract to be nominated to the Board and be chosen as chairman if elected.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, managerial expertise in the fields of technical research and development, and leadership of a standing Board committee.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer, her leadership as chair of a standing Board committee, and qualifications as a financial expert for Audit Committee purposes.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations.

Your Board Recommends that Stockholders Vote FOR all Six (6) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, or PwC, has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2012 and 2011, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, due diligence services and tax services. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report,” the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2013. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote to Approve the Selection of PwC as Independent Registered Public Accounting Firm for 2013.

Proposal 3

Advisory Vote on Executive Compensation

In Proposal 3, we provide stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, requires a “say on pay” vote and another periodic advisory vote on the “frequency of say on pay.” At the 2011 Annual Meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which was then adopted by the Board.

The Proposal consists of the following non-binding resolution to be presented to the 2013 Annual Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby advise that they approve of the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under Executive Compensation, including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting.

While this vote is not binding on the Company or the Board of Directors and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in this Proxy Statement. We believe you should also consider the following key factors in determining whether to approve this proposal:

•	Our executive compensation program has been designed to establish a strong pay-for-performance culture based on the achievement of key business objectives reinforced by incentive-based pay. While total remuneration opportunities for executives were reflective of competitive opportunities and best practices in the marketplace, they were contingent upon the attainment of levels of performance identified with increasing shareholder value both for the short and long-term.

•

Our 2012 short-term incentive program (STIP) was based on attainment of key Company business objectives, including Earnings Per Share (EPS) and Working Capital as percentage of sales (WC), as well as attainment of personal objectives designed to complement Company performance and improvement. The STIP goals were both financial and non-financial and quantitative and qualitative in nature. Company-wide achievement for 2012 measured by the performance measures was at the threshold level of 0.50 (and, accordingly, below target) for the “C Factor,” while all our Named Executives were scored at target or better for their P Factors. This resulted in a payout under the STIP for 2012 of $4.2 million compared to $5.7 million for 2011 where the C factor score had been above target at 1.06.

•

Our long-term incentive program (LTIP) grant of performance shares made in 2012, like grants in prior years, was based on a three year performance cycle. For the 2012 grants, it utilized performance metrics that combined Return on Invested Capital (ROIC) with Contribution Margin (CM) growth. The goals for those metrics were established based on our budget and projections and refined to reflect the Company’s most recent strategic goals. Performance share payouts to our Named Executives from the cycle ending in 2012 (based solely on ROIC and computed differently than the 2012 grants) reflected 175% of target, based on Company performance for the periods underlying the payout that was 75.2% above target. Our LTIP awards of stock options for last year were made at fair market value in March 2012 when our stock was trading at $50.12 per share. When the first portion of those grants became exercisable in 2013, the stock was trading at $54.49 per share.

•

Our executive compensation was again well-aligned with performance in 2012. Record Specialty Ingredient sales were recorded for the Company for the second year in a row. We made good progress against our strategic priorities in 2012 and positioned the business for long-term growth, completing two “bolt-on” acquisitions which enhanced our position in attractive high growth nutritional ingredients end markets. We also expanded geographically into high growth areas through the completion of our new blending facility and food lab in Taicang, China. Innophos generated strong cash flow from operations of over $100 million which supported growth investment and improved returns of cash to shareholders via two dividend increases in 2012 to a new quarterly dividend rate of $0.35/share, more than doubling the dividend in two years.

•

Our executive compensation program has been designed to align management’s interests with our stockholders’ interests through stock ownership. We encourage long-term stock ownership by our employees and maintain stock ownership guidelines requiring Named Executives to hold common stock with values at least equal to specified multiples of their respective base salaries. Generally, under our LTIP, our stock option awards take three years to fully vest, and our performance share awards are based on multi-year cycles, generally requiring continued employment to receive an award payout. The value of equity awards to our Named Executives in 2012 under our LTIP was more than 50% of total compensation.

•

Our executive compensation program and policies have been operated to avoid problematic pay practices. For example, our Named Executives are provided minimal perquisites, we have not participated in any practice of surrendering or re-pricing stock options, severance provisions in “change of control” circumstances affecting our Named Executives under their executive employment contracts are all “double-trigger” (that is, requiring both a control change and an actual or constructive termination in a limited time frame), we have discontinued tax “gross up” provisions for change in control payout purposes in new executive employment contracts, and we have adopted policies that curtail hedging activities and recoup or “clawback” overpayments of incentive compensation from our executives under circumstances of financial restatements.

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s Named Executives. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors unanimously recommends a vote FOR the advisory vote approving executive compensation. Unless you instruct otherwise on your proxy card or by other voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP for professional services for 2012 and 2011:

	2012	2011
	(Dollars in thousands)
Audit (1)	$1,911	1,957
Audit-Related (2)	483	744
Tax (3)	571	885

Total	$2,965	3,586

(1)	Fees for professional services provided for the audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda, including consents.
(2)	Fees for professional services that principally include due diligence services and JD Edwards Enterprise One implementation audit-related review procedures.
(3)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2012 and 2011, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2012 with Company management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

We also discussed with Company management management’s assessment of Innophos’s disclosure controls and procedures as of December 31, 2012. We have received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Karen Osar

Gary Cappeline

John Steitz

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase shareholder value for the long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. Our fundamental premise is that increased value for our shareholders means increased value for our executives.

In this section, we discuss our compensation policies and objectives and the programs we have established to achieve them primarily focusing on our “Named Executives” for 2012:

Name	Title
Randolph Gress	Chief Executive Officer and President
Neil Salmon	Vice President, Chief Financial Officer
William Farran	Vice President, General Counsel & Corporate Secretary
Louis Calvarin	Vice President , Operations
Joseph Golowski	Vice President, Specialty Phosphates Business

Historical compensation data for the Named Executives can be found in the “Summary Compensation Table” and supporting tables in this proxy statement following our discussion. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. The Statement is as follows:

1.	Our compensation programs will be designed and operated with reference to competitive labor market averages.

2.	Our base pay rates will be targeted at approximately the median of selected peer group(s) in the marketplace (described below) and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are aimed at the median of the selected peer group(s) in the marketplace. The design should provide significant upside potential for exceptional business and individual performance. However, individual incentives will not be provided if a threshold level of Company performance is not met.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term (multi-year) compensation should be equity-based and keyed to our publicly traded Common Stock, so as not only to attract and motivate talent, but also to align executives’ goals as owners with those of the shareholders. The level of equity based awards will be targeted at the median of selected peer group(s) in the marketplace. Executives should be encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with shareholder interests.

6.	In determining the extent to which awards will be given or performance goals are found to be met, the Committee follows established principles required by Company plans, such as generally accepted accounting principles (GAAP), and guidelines consistent with its compensation philosophy, but may exercise its judgment and discretion in the application of those guidelines or deviate from those guidelines in any proper case or in any given year.

7.	The combined value of equity awards and other compensation is intended to place our total compensation at or near the median of selected peer group(s) in the marketplace, if all performance goals are met or exceeded.

8.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

9.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

Objectives. We seek to employ our strategy to attain the objectives of recognizing performance of our Named Executives (primarily by quantitative, and secondarily by qualitative, criteria), aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Recognize Performance. Our five Named Executives have an average of more than 20 years in the specialty chemical business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives is intended to reflect superior experience, continued high performance and a career of prior service. Key elements of compensation that depend on Named Executives’ performance include: (i) cash bonuses based on assessment of Company and individual performance against quantitative and qualitative benchmarks on a year-to-year basis; (ii) equity related compensation; and (iii) merit increases to base salary.

Align Interests. We seek to align the interests of our Named Executives with those of our investors by grading performance on the basis of financial measurements that we believe develop long-term value for shareholders. Our view of the elements of compensation that align the interests of executives with shareholders include: (i) equity incentive compensation, which links a significant portion of compensation to shareholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) long-term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term shareholder value; and (iii) policies that require stock retention and ownership, protect against activities that would unduly disassociate executives from risk on their investment stakes, and that adjust for potential overpayment of incentive compensation. In 2012, short-term incentives (STI) were determined on the basis of earnings per share (EPS) goals and working capital (WC), while long-term incentives (LTI) for the three year cycle then beginning were determined on the basis of return on invested capital (ROIC) and growth in contribution margin (CM), aligning the interests of our Named Executives with those of our investors. Our policies relating to (iii) above are discussed below under the headings “Stock Ownership Policy,” “Policy Restricting Hedging” and “Incentive Compensation Recoupment Policy,” respectively.

Retain Talent. Stock retention requirements and contingent incentive pay based on long-term financial goals are used to provide an incentive for senior executives to stay employed with the Company, thus retaining their skills and knowledge for shareholder benefit. In addition, we require continued service to receive maximum payment, including extended vesting and exercisability on stock options for participants who retire, restricted stock awards subject to forfeiture, unless future service is completed, and performance share awards that pay out fully only if an executive participant remains employed by the Company for the entire multi-year performance period. We also enhance our retirement program by making larger contributions to participants as they near retirement age, which often correlates with longer service, and by providing continued vesting of long-term incentives in the normal course after retirement.

Impact of Prior “Say on Pay” Vote

In May 2012, as part of the annual “say on pay” vote under the Dodd-Frank Act, our stockholders passed an advisory resolution approving the compensation of our Named Executives as set forth in our proxy statement by an affirmative vote of 93% of the votes cast on the proposal. The Committee believes the vote was confirmatory of its compensation philosophy and its prior efforts in designing and implementing compensation policies and programs that have been successful in promoting growth in shareholder value by our Named Executives. As evidenced elsewhere in this discussion, for 2012 and into 2013, the Committee did not find it necessary or desirable to make material changes in compensation programs, either as a result of the advisory vote or any other input from stockholders. The Committee nevertheless continues to make changes and adjustments to programs from year to year based on its perception of business needs.

Setting Compensation

Based on the objectives discussed above, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Board. Normally, compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and its Committees-Compensation Committee” elsewhere in this Proxy Statement.

The Committee’s consultant for 2012, Mercer, completed a study to evaluate competitive levels of executive base pay, short-term bonus and long-term incentives. The study compared Innophos executive compensation to executive compensation from a group of peer companies, as shown below, with 2011 revenue ranging from $292 million to $2.78 billion and with market capitalization ranging from $309 million to $4.7 billion. Statistical analysis was used to adjust the compensation data to reflect the Company’s size (focusing primarily on revenues of approximately $850 million) compared to the peers. This information was aged forward through 2012 using a 3.1% average executive wage change data considered applicable by Mercer and was used by the Committee as the principal basis of making base salary adjustments for the Named Executives for 2013. In so doing, the Committee followed the same process of peer identification, refinement and comparability development during 2012 and timed its adjustments for as early in the following year as practicable, as it has done in previous years.

Pay levels for our Named Executives were compared to pay provided to similarly situated executives at the following specialty chemical companies:

Balchem Corp.	Calgon Carbon Corp.
Compass Minerals Intl. Inc.	Ferro Corp.
Fuller (H.B.) Co.	Int’l Flavors & Fragrances
Koppers Holdings Inc.	Kraton Performance Polymers, Inc.
Kronos Worldwide, Inc.	Minerals Technologies Inc.
Newmarket Corp.	OM Group Inc.
Quaker Chemical Corp.	Sensient Technologies Corp.
Stepan Company

In making compensation decisions, the Committee compares elements of Company compensation against available data from the relevant peer groups, whose constituents are reviewed and approved by the Committee generally on an annual basis. A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. In 2012, the Committee reviewed the basis for allocating between short-term and long-term incentive compensation, and, making use of information provided by Mercer, determined the appropriate level and mix of incentive compensation and guideline levels for long term incentive grants. The Committee’s considerations regarding long-term incentives resulted in a grant to the Named Executives made in March 2012 under our existing 2009 Long Term Incentive Plan (the “2012 LTI Grant”). The 2012 LTI Grant consisted of value allocated approximately 60% in performance shares, 20% in non-qualified stock options and 20% in restricted stock. The proportions and composition of equity components in future grants may differ from previous grants. For example, the grant made in 2011 consisted of 50% performance shares and 50% options, and, in future grants, the Committee may utilize any combination of the broad range of award types available under the incentive plan in effect at the time.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the Chief Executive Officer (CEO). The Committee determines compensation for the other Named Executives and makes recommendations to the full Board with respect to CEO compensation. The process for the CEO is an ongoing one with elements of periodic self-scoring, evaluation and review by the Committee with the CEO, followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board of Directors, regarding performance of the Named Executives. In addition to the services of outside consultants and counsel, the Committee has regularly called upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2012, the Committee completed its design, targeting and award activities on a timely basis in that framework.

2012 Executive Compensation Components

For 2012, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions. Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 15% of) the market median for the base salary established for each position. Base salaries are reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

During the first quarter of 2013, the Committee reviewed the current Named Executives’ base salaries. Following that review, the Committee approved merit increases effective January 1, 2013 for Messrs. Salmon, Farran, and Calvarin of 6.2%, 3.2% and 2.7%, respectively. Mr. Golowski received a merit increase of 2.8% and a market adjustment of 3.2%. The Committee considered these salary adjustments competitive and in line with comparable positions in the peer group. Mr. Gress received a base salary increase of 10.8%, equivalent to his annual housing allowance and resulting in the discontinuance of his relocation benefits. The Committee followed substantially the same process and timing for determining adjustments to base salaries for 2012 based on 2011 peer group comparisons, resulting in January 2012 adjustments for Messrs. Gress, Salmon, Farran and Calvarin (the four Named Executives reported for both years) of 5.0%, 5.0%, 3.0% and 3.0%, respectively.

Short Term (Annual) Incentive Compensation

This compensation component was embodied in the 2010 Executive, Management and Sales Incentive Plan with targets established in a program for 2012 (the “2012 STIP”). The 2012 STIP governed all short term incentive awards granted through December 31, 2012, even if not paid until later. The plan provides the Committee latitude to design for the Named Executives cash-based, short term incentive compensation award packages to promote high performance and motivate executives to achieve annual corporate and individual goals. The Named Executives participated in the 2012 STIP along with other Company employees worldwide. Except as provided otherwise in individual employment agreements, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned).

Under the 2012 STIP, the Named Executives could receive individual, market-competitive bonuses (based on ranges of performance from “threshold” to “maximum” and centered on “target”) measured as a percentage of base pay that would be earned if the executives achieved requisite performance for applicable annual goals. The following table shows the 2012 target bonus percentages for each Named Executive:

Named Executive	Bonus (as a percentage of base salary) Target
Randolph Gress	80
Neil Salmon	55
William Farran	45
Louis Calvarin	45
Joseph Golowski	45

Typical of prior practice, Company-wide and individual performance goals were used to determine the level of payout under the 2012 STIP. If “target” performance is achieved with respect to both goals, by definition, the Named Executives receive 100% of their weighted financial target bonus and 100% of their weighted individual bonuses. If “threshold” performance is achieved for both goals, the Named Executives receive 50% of their weighted financial target bonus and up to 100% their weighted individual bonus (there is no fixed threshold level for individual performance). If maximum performance is achieved for both goals, by definition, the Named Executives receive 300% of their weighted financial target bonus and 200 % of their weighted individual bonus. Financial performance below the threshold level results in no payout under the program, and financial performance above maximum will not result in a total bonus payment in excess of 270%, assuming both exceptional Company and individual performance. Financial performance between threshold and target performance and between target and maximum performance is interpolated to determine payout level. For individual performance, scores are interpolated between 0 and 200% with 100% being the target.

For 2012, 70% of the award (the weighted financial target) for the Named Executives was based upon the Company financial goal, or “C Factor.” This goal, measured globally for the Company as a whole and for all Named Executives in the same manner, was achievement of the levels indicated in the table below for 2012 with a weighting of 90% for earnings per share (EPS) and 10% for working capital as a percentage of sales (WC), in each case derived from the Company’s financial results:

Factor Component	Threshold (50% award level)	Target (100% award level)	Maximum (300% award level)
EPS*	$3.02	$3.84	$5.34
WC*	26.3%	25.3%	23.3%

*	The 2012 STIP performance base measure of EPS was defined as fully diluted earnings per share as evidenced by the audited consolidated statement of income of the Company as reported in its Form 10-K filed with the SEC. The 2012 performance base measure of WC was defined as the percentage derived from (i) total current assets excluding cash, minus (ii) total current liabilities excluding short-term debt, divided by net sales, of the Company as reported in its Form 10-K filed with the SEC. Base measures may be adjusted upward or downward by the Committee to reflect equitable circumstances not taken into account in strict applications of Generally Accepted Accounting Principles in the United States, or US GAAP.

The remaining 30% of the 2012 STIP award target (the weighted individual target) for the Named Executives was based upon achieving individual performance objectives, or “P Factors.” These are specific goals within the plan participant’s area of responsibility that are considered to influence either the C Factor results or otherwise positively affect short and long-term Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s “Leadership Team” (composed of senior management in the various business areas) so that the individual goals are consistent with, and help contribute to, overall Company performance. The P Factors for the Leadership Team, including Named Executives (except for the CEO), are approved by the Committee in consultation with the CEO early in each year. The CEO presents the Committee with P Factors proposed for the CEO position, and the Committee then reviews and recommends the CEO’s P Factors to the Board for approval. In establishing P Factors, consideration is given to values they bring to the Company (other than as directly related to C Factors) and an assessment of achievability during the award period. Within that framework, the Committee seeks to have “target” levels set for P factors that are realistic and attainable, but challenging to the executives.

Achievement of target performance results in 100% payout of the “P Factor” portion of the target award. Achievement below target may result in payout between 0 and 99% of the “P Factor” portion depending on the percentage achievement of the individual objectives by the scoring method used for the STIP. Achievement of maximum performance can result in a payout of 200% of the “P Factor” portion of the target award (or, at the P Factor weight, 60% of the total target STIP award). In practice, however, “P Factor” scores above 150% are considered to have a very low probability of attainment. Moreover, no payment of this incentive will be made, regardless of individual performance, unless the Company achieves the overall minimum financial performance level for its global financial goals (i.e. threshold on the C Factor, or if there are multiple components to that factor, threshold for at least the primary component, currently EPS). It is not our policy for the Company to pay bonuses where it has failed to meet a threshold of acceptable financial performance on a Company or unit wide basis.

Subject to the above criteria, the calculation of a proposed award under the 2012 STIP can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

Based on Company financial performance, the overall 2012 C Factor score applied to all Named Executives was 0.50, or 50% of target, representing the threshold, or minimum acceptable, level for a payout and approximately half the achievement level of 2011. The final C Factor score was determined by the Committee after adjustments to the 2012 audited financial results presented by management and determined proper by the Committee as allowed by the STIP. There were no adjustments of significance for 2012 that differed from the amounts and types taken for 2011.

Based on the scoring process pertaining to their personal objectives for 2012, Messrs. Gress, Salmon, Farran, Calvarin, and Golowski achieved 2012 P Factor scores of 1.18, 1.22, 1.04, 1.05, and 1.06, respectively. The Named Executives’ P Factor determinations for 2012 reflected the following individual achievements:

Randolph Gress	In addition to Company-wide leadership, Mr. Gress’ scores reflected the acquisition and integration of new entities in the nutrition area aligned with the growth strategy and continued succession planning and development activities to ensure a pipeline of talent as well as ensure the continuous improvement of the health, safety and environmental performance.

Neil Salmon	Mr. Salmon’s score reflected continued enhancement of the Company’s accounting and reporting systems, follow-up on Enterprise Resources Planning project matters, negotiation and successful completion of a major refinancing of Company debt, active oversight in establishing the new China blending facility, financial and strategic support for the acquisitions and continued success with investor relations.

William Farran	Mr. Farran’s score was reflective of progress in a number of legal matters including a rationalization for greater efficiency in utilization of outside counsel, the general oversight of Merger and Acquisition activities and development of talent in the legal department to broaden internal capacity.

Louis Calvarin	Mr. Calvarin’s score reflected his leadership in improving manufacturing costs and efficiencies, ensuring reliable supply of raw materials and positioning the organization for future growth through oversight of capital investment and ensuring development of talent while continuing environmental, health and safety performance improvement.

Joseph Golowski	Mr. Golowski’s score reflected his leadership of the US and Canada business performance and the growth in specialty phosphates and geographic expansion outside of North America as well as leading efforts to expand the commercial and technical capabilities of his organization to further enhance innovation in collaboration with our customer base to create value and achieve growth.

Taking into account the achievement of the applicable C Factors and P Factors, awards for the Named Executives under the 2012 STIP were as follows:

CALCULATION OF 2012 STIP AWARDS

Name/Position	Base Salary used to calculate STIP (in dollars)	Weighted C Factor Results	Weighted P Factor Results	Target Percentage Earned	STIP Award (in dollars)	STIP Award as % of Base Salary
Randolph Gress	746,130	0.50	1.18	70	420,220	56
Neil Salmon	331,485	0.50	1.22	72	130,539	39
William Farran	290,351	0.50	1.04	66	86,496	30
Louis Calvarin	276,111	0.50	1.05	67	82,626	30
Joseph Golowski	250,060	0.50	1.06	67	75,168	30

Long Term Incentives

Our principal tool for supporting an LTI program has been the 2009 Long Term Incentive Plan (the “2009 LTIP”) which was approved by stockholders at the 2009 Annual Meeting. The LTI awards made in 2012 (the “2012 LTI Program” or “2012 LTI Grant”) were based on the 2009 LTIP.

The Named Executives each were awarded what the Committee considered to be a market-competitive level of incentives under the 2012 LTI Program consistent with our established LTI guidelines (as discussed under “Setting Compensation”). For 2012, awards were granted in the form of “performance shares” (60% of value), “stock options” (20% of value) and “restricted stock” shares (20% of value), a proportion that may vary by Named Executive or from year-to-year in future grants. The underlying plan allows for a variety of different types of incentives, and future grants may include types and combinations differing from those awarded previously.

The 2012 LTI Grant to the Named Executives consisted of the following:

Named Executive	LTIP Award as a Percentage of Base Salary (*)	Number of Performance Shares (**)	Number of Options	Per Share Exercise Price ($)	Number of Restricted Shares
Randolph Gress	140	12,947	11,918	50.12	4,316
Neil Salmon	80	3,287	3,026	50.12	1,096
William Farran	70	2,519	2,319	50.12	840
Louis Calvarin	55	1,882	1,733	50.12	627
Joseph Golowski	52	1,612	1,484	50.12	537

*	Percentage of base salary employing valuation methodology of options and performance shares used under the LTI Program by the Committee for award purposes, which included for 2012, in addition to that disclosed under footnote (1) of the Summary Compensation Table, average per share pricing for a pre-grant period of 90 days. Allocation of value was approximately 60% for performance shares (at target), 20% for options and 20% for restricted stock.
**	Target award shown. Final payout could be as high as two times the number of shares shown. However, interim results indicate that performance shares will not be earned under this grant. See table of “LTI Performance Measured By Goal and Achievement” below.

Performance Shares. These are authorized (but as of yet unissued) shares of the Company’s Common Stock which it is obligated to issue and deliver to participants if pre-established measures of Company performance are met for the multi-year performance cycle related to each award. The number of performance shares awarded at target is determined by dividing the value allocated to that component by the price of the Common Stock determined on a 90 day trailing average. Except as provided otherwise in employment agreements and in cases of retirement, performance shares cannot be earned, unless the participant’s employment continues through the cycle and at least the minimum goals for the cycle are met. Performance shares may also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned.

Stock Options. These are non-transferable rights to purchase Common Stock at a fixed exercise price that normally vest in installments and remain exercisable over an extended term. The number of stock options granted is determined by dividing the stock option value awarded (for 2012, 20% of total LTI award) in dollars by the estimated grant date economic value of each option as calculated using a Black-Scholes methodology and a 90 day trailing average price to which that methodology is applied.

Restricted Shares. These are shares of Common Stock issued at the time of award, which vest according to a schedule established at that time (a three year schedule, similar to that for options, was utilized for the 2012 LTI Program), and regarding which participants may vote and receive dividends in the interim. A similar process (without the Black Scholes pricing) is used to determine the number of restricted shares awarded (for 2012, 20% of total LTI award).

Performance cycle parameters previous to 2011 were based exclusively on the Company’s Return on Invested Capital or “ROIC” as defined for those cycles. For 2011, the performance cycle (spanning the years 2011, 2012 and 2013), was based on ROIC combined with a new factor of Contribution Margin Growth “CMG.” The 2012 LTI Program continued the dual ROIC and CMG parameters.

Subject to the component definitions, the formula for determining the ROIC percentage for the performance cycle comprising the 2012 LTI Program award is a three year average of each individual full year’s ROIC calculated as follows:

Adjusted Net Income + Post Tax Interest Expense

(Total Assets – Cash) – (Total Liabilities – Debt)

The formula also establishes a “ROIC Multiplier” above (up to 1.50) and below (down to 0) specified ranges of attained ROIC centered on a strategic plan target of a three year average ROIC of 20.6%, as shown on the horizontal axis of the summary table below. The ROIC Multiplier is interpolated for actual ROIC results between the noted figures in the table.

CMG is then calculated as total contribution margin generated for the three years in the performance cycle (2012, 2013 and 2014), less three times the base period (the year immediately preceding the cycle, or in the case of the 2012 awards, 2011). The CMG is then translated into a CM Bonus Factor, as shown on the vertical axis of the summary table below. The CM Bonus Factor is interpolated for actual CMG results between the noted figures in the table. Finally, the percentage payout factor (or “PPF”) is derived by multiplying the CM Bonus Factor by the ROIC Multiplier. The resulting PPF is shown at the intersection of the CM Growth row and ROIC Multiplier column in the grid and is capped at a maximum payout of 200%, which is considered “excellence.”

3yr CM growth 2012-2014 cumulative vs. 2011 base	CM Bonus Factor	Percent Payout Factor on performance shares from 0% target shares to 200% target shares
17.8%	250	—	125	200	200	200
14.9%	200	—	100	200	200	200
12.0%	150	—	75	150	188	200
9.1%	100	—	50	100	125	150
4.6%	50	—	25	50	63	75
0.0%	—	—	—	—	—	—

	ROIC Multiplier	—	0.50	1.00	1.25	1.50
	3 yr. avg. ROIC	17.0%	18.8%	20.6%	22.1%	23.6%

The performance parameters for the 2012 LTIP awards are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for ROIC applied in the grid.

The table below shows, for the performance cycle defined in the 2012 LTI Program, the threshold, target and maximum goals that were set, as well as the levels that have been set for LTI awards in prior performance cycles and the levels of achievement (including on an interim basis) obtained under the programs.

LTI Performance Measured By Goal and Achievement

Award (Performance Cycle Years)	Threshold*	Target*	Maximum*		ROIC Achieved*	Performance Factor Achieved		Year Payable
2012 LTI (2012, 2013, 2014)	17.0/0	20.6/9.1	23.6/12.0	***	N/A	0.0	(I)**	2015
2011 LTI (2011, 2012, 2013)	18.1/0	20.6/13.0	23.0/16.2	***	N/A	0.0	(I)**	2014

2010 LTI (2010, 2011, 2012)	11.50	19.30	27.05		25.13	175	(F)	2013
2009 LTI (2009, 2010, 2011)	11.73	13.05	17.49		28.50	200	(F)	2012
2008 LTI (2008, 2009, 2010)	11.96	13.01	15.37		49.72	200	(F)	2011
2007 LTI (2008, 2009, 2010)	10.15	11.01	12.95		43.17	200	(F)	2011

*	All ROIC and CMG shown in percent. For the 2012 and 2011 LTI Programs, with both ROIC and CMG as parameters, the table is shown with minimum ROIC/CMG for threshold, the target ROIC/CMG for target and the maximum ROIC/CMG for maximum. For prior cycles, the table is shown with average ROIC, the only parameter for those cycles. The table includes adjustments to ROIC resulting from the Committee’s decision to adjust the targeted ranges of that measure upward for 2011 and 2012 in the 2010 LTI award to make them more challenging after review of the Company’s long-term strategic plans in late 2010 and corrections made to the 2007—2009 ROIC calculations. The ROIC component definition for the 2012 and 2011 LTI Program differs from the prior cycles.
**	The achievement of 0.0 for the 2012 LTI and 0.0 for the 2011 LTI represent interim PPFs based on a three year average ROIC with each yearly ROIC calculation measured at year-end using the average invested capital of the last five quarters. The PPF is a combination of ROIC multiplier and CM bonus factor. Awards achieved are based on averages derived from all component years in a cycle, so that interim (I) achievements for partial cycles above or below indicated levels in the table above may not be necessarily indicative of what final (F) award levels will be attained for the full cycle. However, based on performance to date, it is doubtful that either LTI will result in any payout.
***	As the grid preceding the table indicates, there are a number of combinations of ROIC and CMG that can result in a maximum payout as shown in the Percent Payout Factor area. For illustrative purposes, the figures shown in the table are the minimum CMG achievement level shown on the Percent Payout Factor sector that would result in a maximum payout when achieved with the associated ROIC figure.

Future performance cycles may be based on periods shorter or longer than those now in effect and on measurements other than ROIC or CMG, or with adjustments to either that may not have applied to previous cycles, all as the Committee may determine based on its perception of long-term performance measures most reflective of the aspects of the Company’s financial goals to be achieved. The achievement levels of awards were selected and set by the Committee in 2012 in light of the facts and circumstances known about the Company’s historical, budgeted and projected business and prospects at that time.

Under the LTIP, no performance shares are earned if performance were to fall below the threshold level applicable to the particular cycle. If the threshold level of performance were achieved, the Named Executives would earn the threshold percentage of the target performance share award. If maximum performance were achieved, the Named Executives would earn 200% of the target performance share award. Performance between threshold and target and between target and maximum performance is to be interpolated to determine amount of performance shares earned.

Options granted under the 2012 LTI Program will be outstanding for up to ten years from date of grant and will vest (and first become exercisable) ratably over three years on each of the succeeding anniversaries of the grant date. The 2012 LTI Program generally followed prior years’ programs on option term and exercisability. All awards of stock options under the LTI programs have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is publicly traded, options normally will be granted with an exercise price equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date.

Restricted shares under the 2012 LTI Program are on a ratable three year vesting schedule and do not depend on performance. Their intended use is to encourage retention.

By using a mix of stock options and performance share awards, and in its more recent awards restricted shares, the Company has been able to enhance shareholder value and compensate the Named Executives for activities associated with improvements to the business. Of course, these programs deliver the maximum effect only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong performance in support of the stock. The programs also encourage retention of equity through installment vesting over extended periods and by imposing forfeitures for terminations.

The Company anticipates using a combination of stock options vesting in annual installments, restricted stock vesting in annual installments and shares awarded based on selected aspects of Company performance over a multi-year cycle, as its principal basis for future long-term incentive awards so long as sufficient shares are made available to support such programs.

Incentive Compensation Recoupment Policy

The Company’s Board of Directors has adopted a policy to “seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other ‘clawback’ provision required by law, rule or the listing requirements of the NASDAQ Global Select Market or any other exchange on which the Company’s equity securities are traded.” The policy vests the Committee with full authority and empowers it enforce the policy on behalf of the Company and to promulgate necessary or desirable rules to carry it out. Upon enactment of definitive standards, rules or listing requirements by the SEC or an applicable exchange, the Committee is also required to develop and present for consideration and enactment by the Board of Directors any amendments to the policy as such Committee deems in the best interests of the Company and its stockholders. Beginning in 2012, awards under the LTI program were made explicitly subject to the policy and, commencing with 2013, the same was done for the STI program. As participants in those programs, the recoupment policy extends to the Named Executives. Since its formation in 2004, the Company has never had to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, which is the basis of the recovery mandated by the Dodd-Frank Act.

Stock Ownership Policy

The Committee believes that management should maintain substantial ownership interests in Company stock. The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in February 2009. Under that policy, executives are afforded until March 2014 (or five years after hire) to achieve and maintain a level of ownership of Common Stock equal in value to a set multiple of their annual base salary. The policy established the multiple for directors at five times (5x) annual cash retainer, for the CEO at five times (5x) base compensation, for the Chief Financial Officer and the General Counsel at two times (2x) base compensation and for the other executives at one time (1x) base compensation. As of December 31, 2012, based on the computational rules under the policy, all our Named Executives and directors already were in compliance with the requirements.

Policy Restricting Hedging

The Dodd-Frank Act requires issuers to disclose in their proxy materials whether employees or directors are able to purchase financial instruments (such as swaps, collars and forward contracts, etc.) designed to offset decreases in the value of equity securities granted or held by those persons, a practice commonly known as “hedging.” Among other things, hedging by members of management has been criticized as contributing to lack of alignment with stockholder value, imprudent business practices and promoting undue risk taking. Since becoming publicly traded in 2006, the Company has maintained in effect a “Statement of Policy …Concerning Securities Trading and Disclosure of Confidential Information” (the “ITP”). The ITP applies to “senior personnel,” a term including all participants (among whom are our officers and directors) in the Company’s equity based plans (such as the 2009 LTIP), and, among other things, prohibits them from (i) short-selling Company stock or (ii) purchasing, selling or engaging in any other transaction involving “derivative” securities (that is, securities related to the value of Innophos equity securities), except for grants under Company employee benefit plans. As a result of these restrictions, the Committee believes the ITP effectively curtails hedging activities by those persons. The Company’s employee benefit plans dealing with stock are administered by the Committee in observance of SEC Rule 16b-3, which excludes all but disinterested directors from decision making as to the nature and timing of awards. Moreover, grants and awards under those programs are made at current fair market value and are not transferable, nor can they serve as collateral until an underlying security is issued, so, in any event, they cannot support interim hedging instruments.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating U.S. Named Executives (and all other participating U.S. employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan” (the “Restoration Plan”). That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($250,000 in 2012). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the U.S. (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Commencing January 1, 2008, enrollment in the savings plan became automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

All Named Executives were fully vested in the DCP employer annual retirement contributions and in the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the U.S. by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. Messrs. Gress (as to the disability coverage only), Salmon, Farran, Calvarin and Golowski have elected coverage under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Mr. Gress, who resides in another state, is provided a taxable car allowance of $1,000 per month and, in 2012, was provided with a living allowance of $7,738 per month in lieu of relocation expense, which allowance has since been discontinued.

In connection with his hire, Mr. Salmon was provided through 2012 with an educational allowance for his minor dependents, not to exceed an aggregate of $10,000 net of taxes attributable to any given year.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2012 are included in the “All Other Compensation” column under the “Summary Compensation Table.”

Executive Employment Agreements

The Named Executives all have executive employment agreements with the Company entered into before 2012. The agreements for the Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements are described in more detail under the caption “Related Transactions-Employment Agreements.”

Additional details concerning the amounts payable to the Named Executives relating to severance benefits, including those in connection with a change-in-control, are included elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 in non-performance based compensation that is paid to certain individuals. Based on assumptions it considers reasonable at the present time, the Company believes that compensation expected to be paid to each Named Executive under the compensation programs will be fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Gary Cappeline

Amado Cavazos

Karen Osar

John Steitz

Summary Compensation Table

The following tables set forth certain compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as officers at the end and during 2012 for the Company and its subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Randolph Gress	2012	746,130	—	865,184	243,239	420,220	—	291,754	2,566,527
Director, Chief Executive	2011	710,600	—	579,182	466,208	628,170	—	287,174	2,671,334
Officer & President	2010	680,000	—	590,640	515,678	1,038,244	—	284,058	3,108,620

Neil Salmon	2012	331,485	—	219,644	61,751	130,539	—	72,140	815,559
Vice President & Chief	2011	315,701	—	146,779	119,980	179,160	—	53,331	814,951
Financial Officer	2010	281,875	—	133,536	117,152	281,029	—	142,163	955,755

William Farran	2012	290,351	—	168,340	47,327	86,496	—	62,471	654,985
Vice President & General	2011	281,894	—	124,961	101,126	139,030	—	68,373	715,384
Counsel	2010	271,052	—	133,536	117,152	242,666	—	66,516	830,922

Louis Calvarin	2012	276,111	—	125,780	35,362	82,626	—	48,911	568,790
Vice President, Operations	2011	268,079	—	91,241	75,416	127,869	—	52,504	615,109
	2010	257,759	—	95,016	83,680	231,461	—	60,941	728,857

Joseph Golowski	2012	250,060	—	107,699	30,279	75,168	—	51,146	514,352
Vice President, Specialty Phosphates Business	2011	235,019	—	77,357	58,276	98,520	—	54,589	523,761
	2010	228,174	—	77,040	66,944	177,337	—	51,771	601,266

(1)	The SEC rules relating to executive compensation disclosure requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to the stock awards, assumes the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed pursuant to FASB ASC Topic 718 and are included in footnote 11 to the Company’s Financial Statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC. At maximum levels of achievement, the values shown would be twice those in the table. Below minimum levels of achievement, the values would be zero.
(2)	Amounts included in this column represent the annual short term incentive program amounts (i.e. cash bonus) which were earned and accrued during 2012 for the 2012 year but paid in March 2013. These awards were determined by our Compensation Committee in March 2013 based on 2012 performance.
(3)	Other Compensation

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans	Temporary Housing Allowance (b)	Nonqualified Deferred Compensation (c)	Other (d)	Total Other Compensation
Randolph Gress	10,000	21,548	92,859	151,781	15,566	291,754
Neil Salmon	10,000	16,399	—	28,671	17,070	72,140
William Farran	8,711	21,548	—	24,216	7,996	62,471
Louis Calvarin	8,283	19,599	—	19,247	1,782	48,911
Joseph Golowski	7,710	21,548	—	13,308	8,580	51,146

(a)	Matching contributions by the Company to each of the named executives pursuant to the DCP.
(b)	Mr. Gress was entitled to a temporary housing allowance of $4,000 per month (net after taxes) i.e. $48,000 annually, which was discontinued commencing with 2013. The tax gross up amount is the difference between the amount shown in the table and $48,000, or $44,859.
(c)	Contributions by the Company to each of the Named Executives pursuant to the non-qualified Restoration Plan described in “Compensation Discussion & Analysis.”

The table below to footnote (c) provides information on the nonqualified deferred compensation of our Named Executives for and as of the end of 2012.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Randolph Gress	—	151,781	86,133		949,689
Neil Salmon	—	28,671	2,576		66,057
William Farran	—	24,216	15,773		186,194
Louis Calvarin	—	19,247	12,651		118,126
Joseph Golowski	—	13,308	8,192		82,236

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($250,000 in 2012)). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings are included in the Summary Compensation Table.
(3)	The portion of the Aggregate Balance as of December 31, 2012 reported in the summary compensation tables prior to the current year-end for the following named executives were: Mr. Gress $666,732; Mr. Salmon $36,291, Mr. Farran $128,914; Mr. Calvarin $77,031; Mr. Golowski $28,933.

(d)	Other includes the following:

	Vehicle Allowances	Executive Life / Disability Insurance	Financial Planning / Tax Services	Tuition Reimbursement	Total
Randolph Gress	12,000	3,566	—	—	15,566
Neil Salmon	—	312	1,030	15,728	17,070
William Farran	—	1,896	6,100	—	7,996
Louis Calvarin	—	391	1,391	—	1,782
Joseph Golowski	8,070	510	—	—	8,580

Grants of Plan-Based Awards in 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($)(2)
Randolph Gress	March 30, 2012	N/A	N/A	N/A	6,474	12,947	25,894	4,316	11,918	50.12	1,108,423
Neil Salmon	March 30, 2012	N/A	N/A	N/A	1,644	3,287	6,574	1,096	3,026	50.12	281,395
William Farran	March 30, 2012	N/A	N/A	N/A	1,260	2,519	5,038	840	2,319	50.12	215,667
Louis Calvarin	March 30, 2012	N/A	N/A	N/A	941	1,882	3,764	627	1,733	50.12	161,142
Joseph Golowski	March 30, 2012	N/A	N/A	N/A	806	1,612	3,224	537	1,484	50.12	137,978

(1)	On March 30, 2012, the Company’s Compensation Committee awarded performance shares which entitle the holder to receive, at the end of a three year cliff vesting term, a number of shares of Common Stock, ranging from zero to a specified maximum, calculated using a future average return on invested capital and contribution margin for a performance cycle (the three year period 2012-2014 for a 2012 award) as defined solely by reference to the Company’s results. Amounts equivalent to dividends will accrue over the vesting period and are paid on performance share awards when fully vested. Executives forfeit these performance shares upon termination of employment prior to vesting, except for specified cases where the performance shares may be distributed on pro-rata basis. These shares will automatically vest at 100% of target upon a change in control.
(2)	Grant date fair value for the performance shares is $50.12 per common share at target level. The other stock awards consist of restricted stock with a grant date fair value of $50.12 per common share. The fair value for the stock option grants is $20.41 per common share.

Outstanding Equity Awards at December 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Randolph Gress	59,000	—	—	15.20	October 22, 2017	—	—	—	—
	49,000	—	—	18.38	April 25, 2018	—	—	—	—
	57,000	—	—	14.57	May 7, 2019	—	—	—	—
	32,866	16,434	—	25.68	March 11, 2020	—	—	—	—
	9,066	18,134	—	39.67	March 18, 2021	14,600	678,900	—	—
	—	11,918	—	50.12	March 30, 2022	17,263	802,730	—	—

Neil Salmon	7,466	3,734	—	25.68	March 11, 2020	—		—	—
	2,333	4,667	—	39.67	March 18, 2021	3,150	146,475	—	—
	—	3,026	—	50.12	March 30, 2022	4,383	203,810	—	—

William Farran	15,000	—	—	18.38	April 25, 2018	—	—	—	—
	7,466	3,734	—	25.68	March 11, 2020	—	—	—	—
	1,966	3,934	—	39.67	March 18, 2021	3,150	146,475	—	—
	—	2,319	—	50.12	March 30, 2022	3,359	156,194	—	—

Louis Calvarin	16,000	—	—	15.20	October 22, 2017	—	—	—	—
	11,000	—	—	18.38	April 25, 2018	—	—	—	—
	12,000	—	—	14.57	May 7, 2019	—	—	—	—
	5,333	2,667	—	25.68	March 11, 2020	—	—	—	—
	1,466	2,934	—	39.67	March 18, 2021	2,300	106,950	—	—
	—	1,733	—	50.12	March 30, 2022	2,509	116,669	—	—

Joseph Golowski	15,956	—	—	2.55	April 1, 2015	—	—	—	—
	10,000	—	—	15.20	October 22, 2017	—	—	—	—
	7,000	—	—	18.38	April 25, 2018	—	—	—	—
	7,000	—	—	14.57	May 7, 2019	—	—	—	—
	4,266	2,134	—	25.68	March 11, 2020	—	—	—	—
	1,133	2,267	—	39.67	March 18, 2021	1,950	90,675	—	—
	—	1,484	—	50.12	March 30, 2022	2,149	99,929	—	—

(1)	Ten years from grant date.
(2)	Reflects share amounts at target attributable to performance shares granted on March 30, 2012 and March 18, 2011. For March 30, 2012, includes restricted stock grants. The performance shares granted on March 30, 2012 and March 18, 2011 vest on December 31, 2014 and December 31, 2013, respectively, in accordance with their terms.
(3)	The market value per common share at December 31, 2012 was $46.50.

Options Exercised and Stock Vested in 2012

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes (#)	Value Realized on Vesting ($)
Randolph Gress	61,296	2,822,068	40,250	16,992	2,223,008
Neil Salmon	—	—	9,100	3,122	502,593
William Farran	67,936	3,249,826	9,100	2,469	502,593
Louis Calvarin	15,000	855,000	6,475	2,204	357,614
Joseph Golowski	—	—	5,250	1,788	289,958

(1)	Performance share awards which were granted in 2010 which vested on December 31, 2012. The awards were paid out at an achievement level of 1.75. These performance share awards were paid on March 8, 2013 at a closing price of $54.49, plus a dividend equivalent of $2.74 on the earned shares.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Messrs. Gress, Salmon, Farran, Calvarin and Golowski are eligible for severance in the event of qualifying terminations in accordance with their employment agreements described in more detail under the caption “Executive Compensation—Compensation Discussion and Analysis—Executive Employment Agreements” and “Related Transactions—Employment Agreements.” Those agreements reflect terms negotiated between the Company and the Named Executives. All Named Executives based in the U.S. are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements can be summarized for Messrs. Gress, Salmon, Farran and Calvarin, respectively, as follows:

Termination Without Cause or For Good Reason:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24, 18, 18, 15 and 15 months (or applicable severance policy if greater), respectively, from termination – payable in monthly installments

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 24, 18, 18, 15 and 15 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 24, 18, 18, 15 and 15 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 24, 18, 18, 15 and 15 months, respectively, from termination

Termination Without Cause or For Good Reason in Connection with Change-in-Control:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36, 27, 27, 18 and 18 months (or applicable severance policy if greater), respectively, Company severance policy if greater, from termination – payable in lump sum

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 36, 27, 27,18 and 18 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 36, 27, 27, and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 36, 27, 27,18 and 18 months, respectively, from termination

Termination for Cause:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

Vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance for (vesting purposes)

Termination by Retirement:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Entitlement to LTIP performance shares for the performance cycle period up to retirement contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

As of December 31, 2012, the Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason* ($)	Termination Without Cause or for Good Reason in Connection with Change-in- Control** ($)
Mr. Gress*	3,626,192	5,439,286
Mr. Salmon*	1,006,886	1,510,329
Mr. Farran*	852,543	1,278,815
Mr. Calvarin*	675,609	810,731
Mr. Golowski*	611,866	734,239

*	The amounts shown in the tables are derived from applying provisions of current employment agreements with the Company as to salary and other benefits applicable to the Named Executives on December 31, 2012.
**	Where the applicable terms of plans or policies may produce a larger benefit than an individual contract, the table gives effect to the provision producing the larger benefit. The table does not include amounts of tax gross up payments that may be made pursuant to employment agreements which are described and quantified under “Related Transactions-Employment Agreements.”

The following includes the spread value (as of December 31, 2012) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Retirement ($)	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Mr. Gress	—	524,399	653,900	2,001,065
Mr. Salmon	—	110,666	143,763	485,477
Mr. Farran	143,671	104,195	130,781	407,280
Mr. Calvarin	—	75,264	95,100	299,185
Mr. Golowski	—	60,494	76,644	250,517

Related Transactions

Employment Agreements

Messrs. Gress, Salmon, Farran, Calvarin and Golowski. The Named Executives based in the U.S., except for Mr. Salmon, entered into executive employment agreements with the Company effective January 25, 2008. For Mr. Salmon, the effective date was October 1, 2009. In general, the agreements have the same overall features for each of the Named Executives, differing as to that executive’s job description, base salary amount, relative level of target bonuses, entitlements to levels of welfare, fringe and other benefits and severance pay periods. The agreement covering Mr. Gress provides further that he is entitled to be nominated for election to the Board and, if elected by the stockholders, is to serve as a director and be named Chairman of the Board.

After initial terms, the agreements are in their automatic renewal terms of one year, unless one year’s notice of non-renewal is given. They may be terminated at any time by the Company with or without “Cause” (as defined) or by the executives for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for their termination as a result of disability or death. The agreements provide for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 24, 18, 18, 15 and 15 months of base salary (or the amount resulting from the prevailing Company severance policy if greater) for Messrs. Gress, Salmon, Farran, Calvarin and Golowski, respectively, paid in installments, together with short and long-term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods.

The agreements also contain so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the four Named Executives’ employment occur during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36, 27, 27, 18 and 18 months for Messrs. Gress, Salmon, Farran, Calvarin and Golowski, respectively, and payment of the severance amounts in lump sum is required. The agreements contain terms providing the executives with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. Based on amounts estimated as of December 31, 2012, the gross up payments that would have been due to the Named Executives that time under their agreements on account of excess parachute payments would have been approximately $1.7 million for Mr. Gress, $0.42 million for Mr. Salmon, $0.36 million for Mr. Farran, $0.21 million for Mr. Calvarin and $0.19 million for Mr. Golowski. In general, payment of amounts due under the agreements is subject to the parties’ delivering and not revoking releases.

The employment agreements for the Named Executives also provide confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge, in 2012, there were no untimely required filings under Section 16(a) of which the Company is aware.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at April 1, 2013 (1)
Principal Stockholders	Number of Shares	Percentage of Class
Neuberger Berman Group LLC (2) 605 Third Avenue New York, NY 10158	2,255,681	10.3%
Black Rock Inc. (3) 40 East 52nd Street New York, NY 10022	1,611,358	7.4%
Vanguard Group Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	1,273,263	5.9%
Allianz Global Investors Capital LLC (5) 600 West Broadway San Diego, CA 92101	1,271,403	5.9%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of April 1, 2013) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	According to Company information and a Schedule 13G/A filed February 14, 2013, filed by reporting person consisting of Neuberger Berman Group LLC, a Delaware limited liability company whose business address is 605 Third Avenue, New York, NY 10158, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).
(3)

According to Company information and a Schedule 13G dated January 30, 2013 filed by reporting person consisting of Black Rock, Inc., a Delaware corporation whose business address is 40 East 52nd Street, New York, NY 10022, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

(4)	According to Company information and a Schedule 13G/A dated February 11, 2013 filed by reporting person consisting of Vanguard Group, Inc., a Pennsylvania corporation whose business address is 100 Vanguard Boulevard, Malvern, PA 19355, the reporting person may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

(5)	According to Company information and a Schedule 13G/A dated February 14, 2013 filed jointly by reporting persons consisting of (i) Allianz Global Investors Capital LLC, a Delaware limited liability company (“AGIC”) and (ii) NFJ Investment Group, a Delaware limited liability company (“NFJ”), whose business addresses are c/o 600 West Broadway, San Diego, CA 92101 (AGIC) and 2100 Ross Avenue, Dallas, TX 75201 (NJF), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of April 1, 2013 by each director and nominee, by each current Named Executive, and by all directors, nominees and executive officers as a group.

	Common Stock Beneficially Owned at April 1, 2013 (1)
Name and Office	Number of Shares	Percentage of Class
Named Executives
Randolph Gress, President and CEO (2)	447,092	2.0%
Neil Salmon, Vice President and CFO (3)	28,920	*
William Farran, Vice President, General Counsel and Corporate Secretary (4)	38,865	*
Louis Calvarin, Vice President-Operations (5)	120,584	*
Joseph Golowski, Vice President-Specialty Phosphate Business (6)	72,966	*

Directors/Nominees:
Gary Cappeline (7)	16,964	*
Amado Cavazos	10,185	*
Linda Myrick (8)	18,156	*
Karen Osar (9)	13,389	*
John Steitz	7,396	*
Stephen Zide	10,745	*

Directors/Nominees and Executive Officers as a Group	785,262	4.7%

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of April 1, 2013) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	Includes options entitling the holder to purchase 236,406 shares of common stock within 60 days after the noted date.
(3)	Includes options entitling the holder to purchase 16,875 shares of common stock within 60 days after the noted date.
(4)	Includes options entitling the holder to purchase 15,906 shares of common stock within 60 days after the noted date.
(5)	Includes options entitling the holder to purchase 50,511 shares of common stock within 60 days after the noted date.
(6)	Includes options entitling the holder to purchase 49,117 shares of common stock within 60 days after the noted date.
(7)	Includes options entitling the holder to purchase 6,219 shares of common stock within 60 days after the noted date.
(8)	Includes options entitling the holder to purchase 7,411 shares of common stock within 60 days after the noted date.
(9)	Includes options entitling the holder to purchase 2,644 shares of common stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any shareholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 23, 2013

INNOPHOS HOLDINGS, INC.
Shareowner ServicesSM	COMPANY #
P.O. Box 64945, St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

VOTE BY TELEPHONE – TOLL FREE – 1-800-560-1965
• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 16, 2013
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/iphs/
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 16, 2013.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St Paul, MN 55164-0873.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

If you vote by Telephone or Internet, please do not mail your Proxy Card

ò   Please detach here  ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote “FOR” Proposals 1, 2, and 3.

1. Election of Directors:	01 Gary Cappeline 02 Amado Cavazos 03 Randolph Gress	04 Linda Myrick 05 Karen Osar 06 John Steitz	☐ FOR all nominees (except as marked) ☐	WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of independent registered public accounting firm for 2013			☐ For ☐ Against	☐ Abstain

3. Approval of compensation of Named Executive Officers as disclosed in the Innophos Holdings, Inc. Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.			☐ For ☐ Against	☐ Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address Change? Mark Box ☐ Indicate Changes below			Date:

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 17, 2013

9:00 a.m. E.D.T.

Crown Plaza Hotel

390 Forsgate Drive

Jamesburg, New Jersey 08831

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512	Proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on May 17, 2013.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2, and 3 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Neil Salmon and James Testa, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crown Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831, on May 17, 2013, at 9:00 EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!
Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.
See reverse for voting Instructions.